Exhibit 12

              JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS OF DOLLARS)

                         Three Months Ended
                         January 31

                         1996                1995
Earnings:

 Income before income
   taxes and changes
   in accounting         $ 49,690            $ 42,148

Fixed charges              66,976              55,689

     Total earnings      $116,666            $ 97,837

Fixed charges:

Interest expense         $ 66,321            $ 55,058

Rent expense                  655                 631

  Total fixed charges    $ 66,976            $ 55,689

Ratio of earnings to
 fixed charges*              1.74                1.76
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                         Year Ended October 31

Earnings:                 1995               1994

Income before income
  taxes and changes
  in accounting          $175,360            $161,809

Fixed charges             240,913             168,507

 Total earnings          $416,273            $330,316

Fixed charges:

Interest expense         $238,445            $166,591

Rent expense                2,468               1,916

Total fixed charges      $240,913            $168,507

Ratio of earnings to
  fixed charges*              1.73              1.96
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                         Year Ended October 31

Earnings:                1993              1992

Income before income
  taxes and changes
  in accounting          $169,339       $142,920

Fixed charges             170,226        191,930

Total earnings           $339,565       $334,850

Fixed charges:

Interest expense         $167,787       $189,288
Rent expense                2,439          2,642

Total fixed charges      $170,226       $191,930

Ratio of earnings to
  fixed charges*             1.99           1.74

_____
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.